                                                                  EXHIBIT 10.16



                       AGREEMENT ON MOBILE COMMUNICATIONS
                             EQUIPMENT MAINTENANCE



         This Agreement is executed by and between the following two parties on September 20, 2000 in Shanghai:


PARTY A: SHANGHAI MOBILE COMMUNICATION COMPANY LIMITED
Legal representative: Chen Suxian
Legal Address: 668 Beijing Dong Lu, Shanghai

PARTY B: SHANGHAI LONG-DISTANCE TELECOMMUNICATIONS ENGINEERING COMPANY Legal representative: Zhang Zhilian
Legal Address: 420 Guang Zhong Lu, Shanghai


WHEREAS:

1. Party A needs Party B to provide maintenance services for Party A's communications equipment .

2. Party B agrees to provide Party A with maintenance services for Party A's communications equipment.

         THEREFORE, Party A and Party B have reached the following agreement in the principle of equality through friendly consultations.


                ARTICLE ONE     MAINTENANCE SERVICES; SUBJECT MATTER

1.1. "Maintenance Services" refer to maintenance services to be provided by Party B for mobile communications equipment in respect of which Party A enjoys the property rights.

1.2. The subject matter of the Maintenance Services is the mobile communications equipment in respect of which Party A enjoys the property rights.


            ARTICLE TWO    TYPE, QUANTITY, AND VALUE OF SUBJECT MATTER

2.1. The types and quantities of Party A's mobile communications equipment covered by the Maintenance Services shall be determined as confirmed by the Parties.

2.2. The value of Party A's communications equipment covered by the Maintenance Services shall be the original purchase price of such equipment.

                         ARTICLE THREE     MAINTENANCE FEE

3.1. Party B shall charge Party A the Maintenance Fee as agreed upon by the Parties in this Agreement.

3.2.     The standards of the Maintenance Fee

         In respect of antennas, masts, optical cables of base stations, switch boxes and air conditioners: original purchase price of the communications equipment under maintenance * 2% per year(in RMB).


3.3. The Maintenance Fee shall be charged in accordance with the applicable national or municipal regulations for services relating to the telecommunications industry. In the event of any future adjustment to such regulations, the Parties shall observe the standards as adjusted. Prices of materials shall be agreed upon by the Parties on the basis of the market price. Party A and Party B hereby confirm that the standards of the Maintenance Fee determined under Article 3.2 are in compliance with the applicable national and municipal regulations.

3.4. Party A shall prepay Party B, on or before January 15 each year, the Maintenance Fee payable for the first half of the current year, and prepay on or before July 15 Maintenance Fee payable for the second half of the current year. The amounts of such prepaid Maintenance Fee shall be determined as agreed upon in Articles 3.2 and 3.3. The Parties shall verify the amounts of such pre-paid Maintenance Fee by January 5 and July 5, respectively, of each year, and shall deliver a statement of such pre-paid Maintenance Fee by January 10 and July 10, respectively, to the other Party. In the event of any discrepancy in the amounts of such pre-paid Maintenance Fee following such verification by the Parties, the Parties shall continue the verification until their results of such verification conform to each other. If, as the result of the circumstance referred to in the preceding sentence, the prepayment of the Maintenance Fee is delayed, the time limit for such prepayment shall be postponed correspondingly.

3.5. Party B shall provide low-value consumables, tools and vehicles required for the Maintenance Services and shall bear the relevant transportation and personnel expenses; Party A shall provide Party B with supplies and spare parts required by Party B and bear the software upgrading costs, if any.

3.6. The Parties shall verify the settlement of the Maintenance Fee on a semi-annual basis, i.e., the Parties shall verify the settlement of the Maintenance Fee for the second half year by June 30 and for the first half year by December 25, respectively. On the basis of such verification, overcharged Maintenance Fee will be refunded and deficiencies in payment will be made up, as the case may be.

3.7. The Maintenance Services to be provide by Party B shall start from July 1, 2000.

                          ARTICLE FOUR     QUALITY CONTROL

4.1. Before Party B starts any Maintenance Services, the Parties shall conduct joint testing and inspection of the communications equipment, so as to determine its conditions and quality status. Such conditions and quality status as determined by the Parties will be kept on file.

4.2. Party A shall provide Party B with the relevant materials, spare parts and fittings of the relevant communications equipment.

4.3. Party B shall maintain, in accordance with the relevant maintenance procedures, the communications equipment covered by the Maintenance Services, and ensure that the Maintenance Services are provided in compliance with the relevant standards and regulations. Party B shall also maintain the normal operation of the communications equipment, satisfy Party A's reasonable requirements, and provide Party A with the relevant reports and data on a timely basis.

4.4.     Quality Standards of the Maintenance Services:

         Ratio of antenna normal working status per year > 96%; time limits for arriving at worksites to resolve problems in urgent circumstances: no more than 4 hours in urban areas, no more than 6 hours in suburban areas (except islands);

         Inter-base station optical cable outage per year: no more than 1 time; time limits for arriving at worksites to resolve problems: no more than 1 hour in urban areas, no more than 2 hours in suburban areas (except islands); time limits for repairing measured by fiber core of the optical cables;

         Ratio of base station air-conditioning normal status per year > 98%; time limits for arriving at worksites to resolve problems: no more than 2 hours in urban areas, no more than 4 hours in suburban areas (except islands).

         For every 1 per cent lower than the standard for normal status, 5% of the Maintenance Fee for the applicable period of time will be deducted; for every instance repairs are not conducted in a timely manner, 5% of the Maintenance Fee for the applicable period of time will be deducted.

4.5. Party B shall hold harmless from and indemnify Party A against any damages to Party A's communications equipment due to improper maintenance and mismanagement on the part of Party B or a third party affiliated with Party B, as the case may be.

4.6. Party A has the right to conduct, on a regular or irregular basis, quality inspections on the Maintenance Services provided by Party B.

4.7. Party A shall render assistance to Party B in respect of the Maintenance Services provided by Party B.

                ARTICLE FIVE     ADJUSTMENT TO MAINTENANCE SERVICES

5.1. If Party B needs to entrust a third party to maintain Party A's communications equipment covered by the Maintenance Services, Party B shall notify Party A in writing in advance and obtain Party A's consent thereto. Notwithstanding the forgoing, Party B shall continue to be responsible to Party A for such services provided by such third party. Party B shall bear any and all increase in costs incurred in connection with the involvement of such third party.

5.2. Upon prior written notice to Party B, Party A may entrust a third party to provide maintenance and modulation services.

5.3 If Party A needs to relocate its communications equipment under Party B's maintenance, Party A shall notify Party B in writing in advance and allow Party B a reasonable period of time to make preparations for such relocation.



                ARTICLE SIX     ASSIGNMENT OF RIGHTS AND OBLIGATIONS

6.1 Neither Party may assign any or all of its rights and obligations hereunder without the other Party's written consent thereto.


                         ARTICLE SEVEN     CONFIDENTIALITY

7.1 The Parties shall keep strictly confidential the other Party's business data and information. Neither Party may, without the other Party's written consent, provide or disclose to any other organizations or persons any data or information with regard to the operations of such other Party, unless such disclosure is required by the applicable laws.



                ARTICLE EIGHT     LIABILITIES FOR BREACH OF CONTRACT

8.1 Any failure of either Party to perform any of the terms hereunder shall be deemed as breach of contract. The breaching Party shall correct the breach within twenty days from the date of receipt from the non-breaching Party a written notice specifying such breach. If the breaching Party fails to correct such breach within such twenty-day period, the non-breaching Party may select to terminate the Agreement upon written notice to the other Party, in which case the breaching Party shall compensate the non-breading Party for all economic losses sustained by the non-breaching Party as the result of such breach.

                          ARTICLE NINE     FORCE MAJEURE

9.1 Any event or circumstance beyond the reasonable control of a Party and unavoidable by the affected Party by exercise of due care shall be deemed as an "event of Force Majeure" and shall include, but not limited to, earthquake, fire, explosion, storm, flood, lightning or war.

9.2 Neither Party shall bear any liability for breach of contract if it fails to perform all or any of its obligations hereunder as a result of an event of Force Majeure. However, the Party or Parties affected by an event of Force Majeure shall, within fifteen days of the occurrence of such event, notify the other Party of the details of such event of Force Majeure along with the relevant proof.

9.3 A Party/the Parties shall resume the performance of its/their obligations hereunder after the effects of such event of Force Majeure have been eliminated.


                ARTICLE TEN     GOVERNING LAW AND DISPUTE RESOLUTION

10.1 Any dispute arising from or in connection with the validity, interpretation or performance of this Agreement shall be resolved by the Parties through consultations. If no resolution can be reached through consultations, either Party may submit such dispute to the Shanghai Arbitration Commission for arbitration in accordance with its then effective arbitration rules. Once Shanghai Mobile Communication Company Limited is transformed into a wholly foreign-owned enterprise, the dispute resolution institution shall be automatically changed to China International Economic and Trade Arbitration Commission and any dispute shall be resolved in accordance with its then effective arbitration rules in Shanghai. The award of such arbitration shall be final and binding upon the Parties.

10.2 Except for matters under arbitration, the remaining part of the Agreement shall be in effect during the time of arbitration.


                             ARTICLE ELEVEN     NOTICES

11.1 Any notice or other document to be given under this Agreement shall be delivered in writing and may be delivered in person, sent by registered mail or transmitted by facsimile to the Parties at their legal addresses stated in this Agreement or any other addresses a Party may have notified the other Party in accordance with this Article.

11.2 Any notice or document shall be deemed to have been received at the time as follows:

         if delivered in person, at the time of delivery;

         if delivered by registered mail, five (5) business days after being posted (excluding Saturdays, Sundays and public holidays); and if transmitted by facsimile, upon receipt, or if the time of transmission is during non-business hours, it shall be deemed to have been given at the beginning of the normal business hours of the succeeding day (excluding Saturdays, Sundays and public holidays), subject to proof by the sender or confirmation from the facsimile machine used for such transmission that a satisfactory transmission has been completed.


               ARTICLE TWELVE     EFFECTIVENESS AND TERM OF AGREEMENT

12.1 The Agreement, upon signing and affixing with their official seals by the Parties, shall become effective on the execution date of this Agreement and expire on December 31, 2000. Unless Party A notifies Party B in writing of its intention to terminate this Agreement three months prior to the expiration date hereof, this Agreement shall automatically be extended for one year upon the expiration of its term. The times of such extension shall be unlimited.

12.2 Party B hereby acknowledges that Party A may be transformed into a wholly foreign-owned enterprise during the term of the Agreement without consent or acknowledgement by Party B either prior to or after the event, and that Party A's entire rights and obligations under the Agreement shall not be affected or changed on the ground that the nature of the company has changed into a wholly foreign-owned enterprise. Party B will acknowledge the legal status of such wholly foreign-owned enterprise in performing this Agreement.

12.3 In the event that the following conditions are not met, Shanghai Mobile Communication Company Limited shall be entitled to terminate this Agreement at any time. After the termination of this Agreement, the Parties shall cease to enjoy any rights or assume any obligations under this Agreement or in connection with its termination, except the rights and obligations that have incurred under this Agreement prior to such termination.

         (1) China Mobile (Hong Kong) Limited ("CMHK") shall have been granted relevant waivers by the Stock Exchange of Hong Kong Limited ("HKSE") for CMHK's connected transactions in accordance with the listing rules of HKSE; and

         (2) The independent shareholders of CMHK who are deemed to be independent in accordance with the listing rules of HKSE shall have approved relevant transactions.


                         ARTICLE THIRTEEN     MISCELLANEOUS


13.1 During the performance of this Agreement, any provision that may become invalid or unenforceable will not affect the validity of any other provisions hereof.

13.2 Any matter not covered herein may be supplemented, explained, and interpreted in a supplementary agreement or appendix to be entered into by the Parties. All supplementary agreements and appendices hereto shall constitute an integral part of, and have the same force and effect as, this Agreement.

13.3 This Agreement is written in Chinese and signed in four counterparts. Each Party will keep two copies, and all copies shall be signed by the legal representative or authorized representative of each Party or affixed with its official seal.




PARTY A:  SHANGHAI MOBILE                 PARTY B:  SHANGHAI LONG-DISTANCE
          COMMUNICATION COMPANY           TELECOMMUNICATION ENGINEERING
          LIMITED                         COMPANY

By:         s/Chen Suxian                 By:      s/Zhang Zhilian
   ----------------------------------        ----------------------------------
   Legal or authorized representative        Legal or authorized representative